Exhibit 10.1

June 17, 2022

Todd Smith

22 Ordway Road

Wellesley, MA 02481 tsmith.gator97@gmail.com

Dear Todd,

We are pleased to offer you a position at Wheels Up Partners LLC (the “Company”). We are excited to have you join the Company and anticipate that you will be a great addition to our team.

Your first day with the Company will be June 30, 2022, or on such other date that we mutually agree upon after your acceptance of this offer (your “Start Date”).

The following will outline the general terms of our employment offer:

1.	Position and Duties. Your title will be Chief Financial Officer and you will perform the duties and services assigned to you by the Company. You will report to Kenny Dichter, Chief Executive Officer or a CEO successor. Your employment will be subject to all Company policies, procedures and practices as may currently exist or as may be modified or implemented in the future, including our Employee Handbook. This offer is made contingent upon the successful completion of the pre-employment process, including, but not limited to, satisfactory completion of a background check.

2.	Place of Employment. The primary location for your employment will be your residence in Massachusetts. Notwithstanding the foregoing, the duties to be performed by you hereunder are such that you may be required to travel as reasonably required in accordance with the Company’s policy on travel and expenses.

3.	Annual Salary. Your annual base salary will be $575,000 (the “Base Salary”), less payroll deductions and all required withholdings, payable in accordance with the Company’s payroll policies, as may be amended from time to time. As an exempt employee, you are not eligible for overtime under the provisions of the Fair Labor Standards Act.

4.	Discretionary Bonus. You will be eligible to participate in the Company’s bonus plan for similar level employees of the Company, and as may be amended from time to time at the discretion of the Company. Your 2022 bonus target will be one hundred percent (100%) of your Base Salary. Your 2023 and years beyond bonus target will be increased to one hundred fifteen (115%) of your Base Salary. The 2022 Company bonus plan metrics are aligned to revenue, adjusted EBITDA, and individual key performance indicators. The Company bonus plan payout will be calculated against the achievement towards the plan metrics. The annual key performance indicators for future years will be developed in collaboration with the CEO, CFO and other members of the leadership team, in the first quarter each year, and approved by the Compensation Committee. Key performance indicators will be aligned against one or more of the following goals: revenue and margin growth, operational excellence, and diversity, equity, inclusion and belonging initiatives. Typically, the annual bonus payment is made in the first quarter following the completion of the term of the plan year. Your 2022 annual bonus award shall not be prorated for service; thus your 2022 annual bonus will be based upon your full annual base salary notwithstanding your start date.

5.	New Hire Equity Inducement Grant. The Company will recommend to the Compensation Committee of the Board of Directors (“Compensation Committee”) that you be granted a one- time equity award under a separate equity plan specific to this grant, of an equivalent number of restricted stock units (the “New Hire Equity Inducement Grant”), equal to four million dollars ($4,000,000) based on the closing share price on the day of Compensation Committee of the Board of Directors approval. If the Compensation Committee approval pre-dates your start date, the number of shares awarded will be determined by the closing share price on your start date.

The New Hire Equity Inducement Grant shall vest in three equal tranches, over a 30-month period commencing on your date of hire. The first tranche will vest on December 30, 2022, the second tranche will vest on December 30, 2023, and the third tranche will vest on December 30, 2024. The New Hire Equity Award shall be subject to the terms of the Company’s long- term incentive plans, and as may be amended from time to time at the discretion of the Company.

6.	Annual Equity Award. Commencing in 2023, the Company will recommend to the Compensation Committee of the Board of Directors that you be granted an annual equity award with a target value of three million dollars ($3,000,000). The final equity award can be increased or decreased based on your individual performance and any other factors determined at the reasonable discretion of the Company. The 2023 Annual Equity Award is expected to be granted in the first or second quarter of 2023, during the organization’s annual compensation planning process.

7.	Executive Flight Hours. Provided you join the Wheels Up Core membership program by paying the current member rate, upon commencement of membership, in accordance with the Executive Flight Hour Plan, for 2022 you shall receive an advance of fifteen (15) bonus hours of flight time on a King Air 350i and twenty (20) bonus hours of flight time on an Excel. Thereafter, you shall receive bonus hours in accordance with the Executive Flight Hours plan established by the Company, as may be amended from time to time. In order to continue to utilize the awarded flight hours, you are required to pay the annual membership dues of the Wheels Up Core membership program.

8.	Executive Severance Plan. Although your employment is at-will, if the Company terminates your employment without cause or you resign your employment for good reason (as such term is defined in the Company’s Executive Severance Plan), upon separation you will be entitled to receive severance as set forth in the Company’s Executive Severance Plan.

For purposes of this letter, “termination for cause” shall include: (i) material dishonesty in the performance of your duties hereunder; (ii) your failure, whether willful or intentional, to perform your duties hereunder (other than as a result of a disability); (iii) willful misconduct that would not be deemed immaterial in connection with the performance of your duties hereunder; (iv) conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony, or with respect to a misdemeanor involving moral turpitude; (v) a material breach by you of any material covenant or provision contained in the Restrictive Covenants Agreement; (vi) the Company, after reasonable investigation (including, but not limited to, an interview with you), finds that you have violated any material written policies of the Company, including, but not limited to, any code of conduct or ethics policies, or policies pertaining to harassment or discrimination; or (vii) a willful failure or refusal by you to comply with a written directive from the Company (unless such directive represents an illegal act). Notwithstanding the foregoing, to the extent that any of the events, actions, inaction, violations, breaches, or misconduct set forth above are able to be remedied, cured, or otherwise adequately addressed in the sole discretion of the Company, “cause” shall not be deemed to exist (and thus the Company may not terminate you for “cause” hereunder) unless you fail to remedy, cure, or adequately address such event, action, inaction, violation, breach, or misconduct within twenty (20) days after being given written notice by the Company of such event, action, inaction, violation, breach, or misconduct (“Notice and Right to Cure”). The Notice and Right to Cure shall apply to (i), (ii), (iii), (v), and (vii) above.

9.	Paid Time Off. You will be eligible for paid time off, depending on years of service, during each calendar year of your employment with the Company in accordance with the Company’s paid time off policy, as may be amended from time to time.

10.	Benefits. You will be entitled to the benefits that the Company customarily makes available to employees in positions comparable to yours. Please refer to the plan documents for more details, including eligibility. The Company reserves the right, in its sole discretion, to amend, change or cancel the benefits at any time.

11.	Employment Relationship. In accepting this offer, you understand and agree that your employment with the Company will be “at-will.” This means that your employment is not for any specific length of time and that either you or the Company may terminate the employment relationship at any time, with or without cause and with or without notice. You further understand and acknowledge that there is no written or oral contract providing you with any definite or specific term of employment. You further understand and agree that, due to your at- will status, the Company may, at any time, modify the terms of your employment, including, but not limited to, your job title, job responsibilities, compensation and benefits.

12.	Conditions of Employment. Simultaneous with the execution of this letter agreement, you shall sign the Employee Confidentiality Agreement and Restrictive Covenants (“Restrictive Covenant Agreement”), a copy of which is attached hereto as Appendix A. You acknowledge that your employment with the Company is conditioned upon the execution and delivery of the Restrictive Covenant Agreement and the terms thereof shall be fully incorporated herein.

13.	Board Positions. It is the Company’s policy that senior executives limit outside Board activity to one Board of Directors position. You may not serve on the Board of Directors or Advisory Board of more than one for-profit company without the prior written consent of the Company. You may serve as an officer, manager or director of or otherwise participate in charitable, educational, welfare, social, religious and civic organizations so long as such activities do not interfere with your employment with the Company.

14.	No Other Understandings. This letter agreement sets forth our entire agreement and understanding and supersedes any and all other agreements, either oral or in writing, between you and the Company and/or its affiliates and any of their respective officers, directors, managers and/or principals.

15.	Other Conditions and Obligations. By signing this agreement, you represent that you are not subject to any currently-effective employment contract, or any other contractual or other binding obligation, including without limitation, any obligation relating to non-competition, confidentiality, trade secrets, proprietary information or works for hire, that would restrict your employment or employment activities with or on behalf of the Company. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have any obligation of confidentiality.

16.	Truthful Representations. You acknowledge and confirm that all of the representations you have made and all of the information that you have provided to the Company on any employment application, resume or any other document, or orally during the interview process, concerning, among other things, your prior employment history, education, experience and other qualifications, are true and correct. You understand and agree that any falsifications, misrepresentations, or omissions with respect to any of the representations and information that you have made or provided to the Company may be grounds for the withdrawal of this offer of employment or, if hired, the termination of your employment.

You further understand and acknowledge that your employment with the Company is contingent upon your satisfactory completion of background and drug checks, as applicable, that are conducted by the Company and your completion of Section 1 of the Form I-9 on or before the end of your first (1st) day of employment and your presentation of your original documentation verifying your work eligibility and identification on or before the end of your third (3rd) day of employment.

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Please indicate your acceptance of our offer on the terms set forth above by countersigning in the appropriate space below and returning this letter to my attention (kenneth.henion@wheelsup.com) no later than two (2) business days from the date hereof. The offer contained herein shall automatically expire two business days from the date hereof. We are excited at the prospect of you joining our team and look forward to having you on board.

Sincerely,

/s/ Kenny Dichter
Kenny Dichter
Chief Executive Officer

Agreed and Accepted
This 18th day of June, 2022

/s/ Todd Smith
Todd Smith

Wheels Up | Executive Severance Plan and Change In Control

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- Executive Severance Plan applies if termination is without for "Cause" or resigns for "Good Reason".
  - Package is contingent on the timely completion of the Severance Agreement which includes a release of claims.
- Two schedules consider employment of greater and less than one year; proration applies for less than one year.

Executive Severance Plan *(Equal or greater than one year of service)*

Level	Salary	Annual Bonus	COBRA Continuation	Equity Vesting
EVP	1X	1X	12 Months	12 Months Accelerated

Executive Severance Plan *(Less than one year of service)*

Level	Salary	Annual Bonus	COBRA Continuation	Equity Vesting	Flight Hours
EVP	Minimum of 6 Months, Prorated up to 11 Months		6 Months	6 Months Accelerated	Receive Annual Allocation for Termination Year

- Change in Control (CIC): Double Trigger, meaning CIC and Executive is terminated or leaves for good reason, within twelve months of CIC; Executive receives one additional year of salary and bonus in severance payment and all unvested equity vests. Change In Control applies to EVP and above; does not apply to VP/SVP level.

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Wheels Up | Executive Severance Plan Salary : Paid in a lump sum . Bonus : Paid when company annual performance bonuses are distributed . Bonus shall be determined based on the satisfaction of performance metrics for management bonuses generally established by the Board each year . In the event applicable Company or other performance goals are achieved at a level that exceeds target levels for an applicable fiscal year, the Executive will be eligible to earn an annual bonus in excess of the Target Bonus amount in the same manner as other similarly situated senior executives of the Company are generally eligible for such increased bonus . In the event that applicable Company or other performance goals are achieved at a level below target levels but in excess of a threshold level for an applicable fiscal year as may be determined by the Board in its sole discretion, the Executive will be eligible to earn an annual bonus, if any, in an amount less than the Target Bonus in the same manner as other similarly situated senior executives of the Company are generally eligible for such a partial bonus . COBRA : In order to receive this component of the severance plan, the former Executive must elect COBRA continuation of health benefits ; enrollment is not automatic . The full amount of the cost of COBRA, including the Administrative fee, will be paid for the period of time associated with their level . The former Executive is expected to notify Wheels Up if they obtain other coverage and no longer have the need for continuation of benefits under COBRA . Should the former Executive have need for COBRA continuation of coverage for a period of time that is longer than the plan allowance, the full cost of doing so will be borne by the former executive . Flight Hours : Executives eligible for flight hours will receive a final annual flight hour grant for the year of the termination . The annual grant will be allocated on December 31 st of the termination year and will be equal to the number of hours eligible in the year of the termination . Equity Vesting : Accelerated vesting (refer to schedule) . 1

Wheels Up | Corporate Goals Individual Objectives Department Objectives 2 Definition of “Good Reason” : (i) a material breach by the Company of any material covenant or provision of this Agreement ; or there is a breach of the Option Agreement by Holdings that materially affects Executive’s rights or benefits with respect to the Option or any other equity award subsequently granted to Executive ; (ii) any involuntary change in the Executive’s title or reporting relationships except as permitted hereunder or any involuntary material diminution in the Executive’s material duties, authorities or responsibilities ; or (iii) a reduction by the Company in the Base Salary or a reduction in the Executive’s Target Bonus as provided hereunder, except in circumstances where such reduction was due to unforeseen circumstances such as COVID and such reduction was applied to all individuals at Executive’s level . (iv) a decision by the company that alters the previously agreed “Place of Employment” for the executive, to a location other than his residence in Massachusetts without the prior agreement of the executive . Executive must have first provided the Company with written notice referencing this provision and describing the existence of such event that the Executive believes constitutes Good Reason within sixty (60) days after he or she becomes aware of the existence such event, and the Company fails to cure such change or reduction within thirty (30) days after receipt of such written notice, and Executive resigns from employment within fifteen (15) days after the end of such cure period . Executive Severance Plan

Wheels Up | Change In Control

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Definition of "Change In Control"

Change in Control: A "Change in Control" shall be deemed to occur on the earliest of: (a) the purchase or other acquisition of outstanding shares of the Company's capital stock by any entity, person or group of beneficial ownership, as that term is defined in Rule 13d-3 under the Exchange Act (other than the Company or one of its Affiliates or employee benefit plans), in one or more transactions, such that the holder, as a result of such acquisition, now owns more than 50% of the outstanding capital stock of the Company entitled to vote for the election of directors ("Voting Stock"); (b) the completion by any entity, person or group (other than the Company or one of its Affiliates or employee benefit plans) of a tender offer or an exchange offer for more than 50% of the outstanding Voting Stock of the Company; (c) the effective time of (1) a merger or consolidation of the Company with one or more corporations as a result of which the holders of the outstanding Voting Stock of the Company immediately prior to such merger or consolidation hold less than 50% of the Voting Stock of the surviving or resulting corporation immediately after such merger or consolidation, or (2) a transfer of all or substantially all of the property or assets of the Company, other than to an entity of which the Company owns at least 80% of the Voting Stock; and (d) the election to the Board, without the recommendation or approval of the incumbent Board (the "Incumbent Board"), of directors constituting a majority of the number of directors of the Company then in office, provided that any person who becomes a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this section, considered as though such person was a member of the Incumbent Board.

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